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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

Extraction Oil & Gas, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXTRACTION OIL & GAS, INC.
370 17th Street, Suite 5300
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Extraction Oil & Gas, Inc.:

        Notice is hereby given that the 2017 Annual Meeting of Stockholders of Extraction Oil & Gas, Inc. (the "Company") will be held at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas, 77024, on May 4, 2017, at 12:00 p.m. Central Time (the "Annual Meeting"). The Annual Meeting is being held for the following purposes:

          1.     To elect the three Class I directors, set forth in this Proxy Statement each for a term of three years.

          2.     To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2017.

          3.     To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Each outstanding share of the Company's common stock (NASDAQ: XOG) entitles the holder of record at the close of business on March 15, 2017, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

        ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Mark A. Erickson Chairman and Chief Executive Officer

Denver, Colorado
April 6, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 4, 2017:

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our 2016 Annual Report to Stockholders, are available free of charge on our website at www.extractionog.com.

i

EXTRACTION OIL & GAS, INC.
370 17th Street, Suite 5300
Denver, Colorado 80202

PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors (the "Board of Directors" or the "Board") of Extraction Oil & Gas, Inc. (the "Company") requests your proxy for the 2017 Annual Meeting of Stockholders that will be held on May 4, 2017, at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas, 77024, at 12:00 p.m. Central Time (the "Annual Meeting'). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the "Proxy Statement"), proxy card, the accompanying Notice of Annual Meeting of Stockholders and the Company's 2016 Annual Report to Stockholders available on the Internet at www.proxyvote.com. The approximate date on which these proxy materials and the Company's 2016 Annual Report to Stockholders are being mailed to stockholders is April 6, 2017.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

        The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals to be Voted Upon at the Annual Meeting

        At the Annual Meeting, our stockholders will be asked to consider and vote upon the following two proposals:

  •
  Proposal ONE: To elect the three Class I directors to the Board set forth in this Proxy Statement, each of whom will hold office until the 2020 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

  •
  Proposal TWO: To ratify the appointment of PricewaterhouseCoopers, LLP ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.

        In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

        The Board recommends that you vote FOR each of the nominees to the Board (Proposal ONE) and FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal TWO).

Voting at the Annual Meeting

        The Company's common stock, par value $0.01 per share (the "Common Stock"), is the only class of securities that entitles holders to vote generally at meetings of the Company's stockholders. Each stockholder of record at the close of business on March 15, 2017 (the "Record Date"), is entitled to vote at the Annual Meeting. Holders of the Common Stock will vote together on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.

        If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. Broadridge Financial Solutions ("Broadridge") is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the proxy card you received. You may also vote by signing and submitting your proxy card or by submitting your vote by telephone by call the number provided on the proxy card you received. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card in the enclosed envelope. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering a written notice of revocation addressed to Extraction Oil & Gas, Inc., Attn: General Counsel, 370 17th Street, Suite 5300, Denver, Colorado 80202, (b) a duly executed proxy bearing a later date, (c) voting again by Internet or by telephone or (d) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

        If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in "street name," and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

        If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute "broker non-votes." Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting, but will only be taken into account in determining the outcome of a proposal for which brokers have discretionary authority, as discussed below. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one copy of proxy materials, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on the respective proxy card or voting instructions received to ensure that all of your shares are voted.

        A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours for a period of ten days before the Annual Meeting at our offices located at 370 17th Street, Suite 5300, Denver, Colorado 80202. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

        The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 171,834,605 shares of Common Stock outstanding, held by 224 stockholders of record. Abstentions (i.e., if you or your broker mark "ABSTAIN" on a proxy) and broker non-votes will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (a) does not receive voting instructions from the beneficial owner and (b) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on "non-routine" proposals, including the election of directors.

Required Votes

        Election of Directors.    Each director will be elected by the affirmative vote of the plurality of the votes cast by stockholders entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

        Ratification of our Independent Public Accounting Firm.    Approval of the proposal to ratify the Audit Committee's appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017, requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Brokers have the discretion to vote on this proposal if they do not receive voting instructions from the beneficial owner, and abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

        We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

Default Voting

        A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE and FOR Proposal TWO.

        If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

        Extraction Oil & Gas Holdings, LLC, a Delaware limited liability company and our accounting predecessor, was formed on May 29, 2014 by PRE Resources, LLC ("PRL") as a holding company with no independent operations. Extraction Oil & Gas, LLC, was a wholly owned subsidiary of Extraction Oil & Gas Holdings, LLC. In connection with the consummation of our initial public offering (the

"IPO"), Extraction Oil & Gas Holdings, LLC was merged with and into Extraction Oil & Gas, LLC and Extraction Oil & Gas, LLC converted from a Delaware limited liability company into a Delaware corporation, Extraction Oil & Gas, Inc. On October 11, 2016, a registration statement filed on Form S-1 with the SEC relating to shares of our Common Stock was declared effective. The IPO closed on October 17, 2016. In this Proxy Statement, the terms "the Company," "we," "us," "our" and similar terms when used in the present tense, prospectively or for historical periods since October 17, 2016, refer to Extraction Oil & Gas, Inc. and its subsidiaries, and for historical periods prior to October 17, 2016, refer to Extraction Oil & Gas Holdings, LLC, and its subsidiaries, unless the context indicates otherwise.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as Class I directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at the 2020 Annual Meeting of the Stockholders, and until either they are re-elected or their successors are elected and qualified:

Matthew R. Owens
Wayne W. Murdy
John S. Gaensbauer

        Mr. Owens, Mr. Murdy and Mr. Gaensbauer are currently serving as directors of the Company. If Mr. Owens, Mr. Murdy and Mr. Gaensbauer are elected to the Board of Directors, the size of the Board will remain at eight members. Biographical information for each nominee is contained in the "Directors and Executive Officers" section below.

        The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Vote Required

        The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the election of directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

        The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

        After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in "Proposal ONE: Election of Directors" above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Position
Mark A. Erickson(3)(4)	57	Chief Executive Officer and Chairman
Matthew R. Owens(4)	30	President and Director
Russell T. Kelley, Jr.	41	Chief Financial Officer
Tom L. Brock	44	Vice President, Chief Accounting Officer
Eric J. Christ	37	Vice President, General Counsel and Corporate Secretary
John S. Gaensbauer	46	Director
Peter A. Leidel(1)(2)(3)(4)	60	Director
Marvin M. Chronister(1)(2)(3)	66	Director
Patrick D. O'Brien(2)(3)(4)	68	Director
Wayne W. Murdy(1)(3)	72	Director
Donald L. Evans(1)(4)	70	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(4)
Member of the Executive Committee.

        The Company's Board of Directors currently consists of eight members, and if the stockholders elect Mr. Owens, Mr. Murdy and Mr. Gaensbauer to the Board, the Board will continue to consist of eight members. The Company's directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Owens, Murdy and Gaensbauer are designated as Class I directors and, assuming the stockholders elect them to the Board as set forth in "Proposal ONE: Election of Directors" above, their terms of office will expire in 2020. Messrs. O'Brien and Chronister are designated as Class II directors, and their terms of office expire in 2018. Messrs. Erickson, Leidel and Evans are designated as Class III directors and their terms of office expire in 2019.

        Set forth below is biographical information about each of the Company's executive officers, directors and nominees for director.

        Mark A. Erickson—Chief Executive Officer and Chairman.    Mr. Erickson is our Chairman, CEO and co-founder. From 2010 to 2014, he served as Chairman and CEO of Denver-based PRE Resources, LLC ("PRL"), a privately held oil and gas exploration and development company, where he remains as Chairman of the Board. From 2001 to 2010, Mr. Erickson served as CEO, President and Director of publicly traded Gasco Energy, Inc. ("Gasco Energy"), a Uinta Basin-focused oil & gas company which he co-founded. Mr. Erickson served as President of Pannonian Energy Inc. from mid-1999 until it merged with Gasco Energy in February 2001. In late 1997, Mr. Erickson co-founded Pennaco Energy, Inc. ("Pennaco"), a publicly traded oil and gas company with properties in Wyoming's Powder River Basin. He served as an officer and director of Pennaco from its inception until mid-1999. Mr. Erickson began his career at North American Resources, which was the exploration and production subsidiary of Montana Power Company. A Helena, Montana native, Mr. Erickson has over 30 years of experience in business development, finance, strategic planning, marketing, project management and petroleum engineering. He holds an MS in mineral economics from the Colorado School of Mines and a BS in petroleum engineering from the Montana College of Mineral Science and Technology. We believe that Mr. Erickson's experience founding and leading our growth as our Chief Executive Officer and his extensive experience leading various oil and gas companies qualify him to serve on our board of directors.

        Matthew R. Owens—President and Director.    Mr. Owens is our co-founder and President. From 2008 to 2010, he served as Operations Engineer for Gasco Energy, working deep, high-pressured gas in the Uinta Basin. While at Gasco Energy, he drilled and completed over 50 wells in the Mancos, Blackhawk and Mesaverde formations. From 2010-2012, Mr. Owens worked at PDC Energy, Inc., an oil and gas exploration and development company with a primary focus on the Wattenberg Field, as an Operations Engineer, leading the horizontal completion and production activities in the Wattenberg Field. He completed over 45 horizontal Codell and Niobrara wells and was responsible for optimizing production for the program. Mr. Owens has been our President since our formation in 2012, which, at the time, was a wholly owned subsidiary of PRL. Mr. Owens holds a BS degree in petroleum engineering from the Colorado School of Mines. We believe that Mr. Owens' experience founding and leading our growth as our President and his background in completion and production activities qualify him to serve on our board of directors.

        Russell T. Kelley, Jr.—Chief Financial Officer.    Mr. Kelley has served as our Chief Financial Officer since July 2014. Prior to joining us, he ran the Oil & Gas practice of Moelis & Company, a global investment bank, from 2011 to 2014, where he was a partner and managing director covering upstream and integrated oil & gas companies. From 2005 to 2011, he worked at Goldman, Sachs & Co., a global investment bank, where he was a Senior Vice President. In such roles, Mr. Kelley has executed over $70 billion of M&A/advisory assignments and has led capital market transactions raising over $15 billion for clients. He has been in the energy and financial sector since 1998, with experience in commodities trading, corporate development and investment banking. He holds a MBA from The Wharton School at the University of Pennsylvania where he graduated as a Palmer Scholar and a BA from Vanderbilt University.

        Tom L. Brock—Vice President, Chief Accounting Officer.    Mr. Brock has served as our Vice President, Chief Accounting Officer since October 2016. Prior to that time, Mr. Brock served as our Senior Director of Accounting since August 2016. Prior to joining us, Mr. Brock served as Vice President, Chief Accounting Officer and Corporate Controller of the American Midstream GP, LLC and American Midstream Partners, LP from November 2013 until his resignation in August 2016. Mr. Brock had previously served as Vice President and Corporate Controller of American Midstream GP, LLC and American Midstream Partners LP from July 2012 until November 2013. Prior to that, Mr. Brock held the position of Director of Trading and Finance with BG Group in Houston, Texas, where he controlled accounting and other functions for its marketing and trading companies beginning in July 2010. Mr. Brock began his career with KPMG LLP, where he spent 13 years holding various positions serving clients in the energy industry. Mr. Brock holds a Bachelor of Accountancy from New Mexico State University and is a CPA licensed in the State of Texas.

        Eric J. Christ—Vice President, General Counsel and Corporate Secretary.    Mr. Christ has served as our Vice President, General Counsel and Corporate Secretary since November 2016. Prior to joining us, Mr. Christ served as Vice President, Corporate Secretary and General Counsel at VAALCO Energy Inc. from January 2015 to November 2016. Prior to joining VAALCO, Mr. Christ served as Vice President, General Counsel and Corporate Secretary of Midstates Petroleum Company, Inc. from November 2013 to January 2015 and as its Assistant Corporate Counsel from September 2012 to November 2013. Mr. Christ began his legal career at Porter Hedges LLP in 2005 and continued on to practice corporate and securities law at Vinson & Elkins LLP from 2006 until 2010, where he represented a variety of energy companies. Mr. Christ holds a Bachelor of Arts, with honors, from Amherst College and a J.D., with honors, from the University of Texas School of Law.

        John S. Gaensbauer—Director.    Mr. Gaensbauer serves as a member of our board of directors, where he has served since our inception. Mr. Gaensbauer is currently a Managing Director in the Natural Resource Group at Headwaters MB, a Denver-based investment banking firm ("Headwaters"). Prior to joining Headwaters in May 2016, Mr. Gaensbauer was a partner at Sierra Partners LLC, a Denver-based, private advisory group providing strategic advisory services to clients in the global resource industry ("Sierra Partners"), a role he held since 2007. Prior to Sierra Partners, Mr. Gaensbauer served as Group Executive, Investor Relations for Newmont Mining Corporation ("Newmont"). Prior to that, Mr. Gaensbauer served as in-house counsel to Newmont, managing the legal affairs and transactions for Newmont's West African, Central Asian and European operations, as well as counsel to Newmont's Treasury Group and Newmont Capital, Newmont's in-house merchant banking group. Prior to joining Newmont, Mr. Gaensbauer practiced corporate and transactional law at Ballard Spahr LLP. Mr. Gaensbauer is currently a director of PRE Resources, LLC, a position he has held since February 2011. Mr. Gaensbauer holds a BA degree from Cornell University and Masters of Finance and JD degrees from the University of Denver. Mr. Gaensbauer has an extensive background in international mining and natural resource transactions and finance which we believe qualify him for service on our board of directors.

        Peter A. Leidel—Director.    Mr. Leidel has served as a member of our board of directors since our inception and as a director of PRL since June 2012. Mr. Leidel is a member of Yorktown Partners LLC ("Yorktown"), a position he has held since he co-founded it in September 1990. Previously, he was a partner of Dillon, Read & Co. Inc.'s venture capital group, an investment bank, held corporate treasury positions at Mobil Corporation, an oil and gas company, and worked for KPMG LLP, an accounting firm, and for the U.S. Patent and Trademark Office. Mr. Leidel is a director of Mid-Con Energy Partners L.P. and Carbon Natural Gas Company and is also a director of certain non-public companies in the energy industry in which Yorktown's funds hold equity interests. He is also a director of the University of Wisconsin Foundation. He is a graduate of the University of Wisconsin, with a BBA degree in accounting and of the Wharton School at the University of Pennsylvania, with a MBA. We believe that Mr. Leidel's strong accounting background and previous experience serving as director of various public companies engaged in the oil and natural gas industry qualify him for service on our board of directors.

        Marvin M. Chronister—Director.    Mr. Chronister has served on our board of directors since our IPO in October 2016. Mr. Chronister is currently the owner of Enfield Companies, which is engaged in consulting and investment activities in the oil and gas sector. Mr. Chronister previously served as Interim Chief Executive Officer and Interim President of Bonanza Creek Energy, Inc., a domestic energy exploration and production company, from January 2014 until November 2014 and as a director of Bonanza Creek Energy, Inc., from 2010 to June 2016. From September 2009 until December 2010, Mr. Chronister served as Chairman and interim CEO of Sonde Resources Corp., an oil and gas exploration and production company focused on Western Canada and North Africa, where he also served as a director from 2009 to 2012. Mr. Chronister's prior professional experience includes roles at Deloitte & Touch, LLP, Kidder Peabody, Merrill Lynch, Transwestern Investments, Kidde Corporation, and N.L. Industries. Mr. Chronister has previously served on the boards of Saratogo Resources, Inc., Harken Energy Corporation and the boards of several private companies and industry associations. Mr. Chronister holds a Bachelor of Business Administration degree from Stephen F. Austin State University. We believe that Mr. Chronister's experience in investing, corporate finance and corporate governance and his service on the board of various energy companies qualify him for service on our board of directors.

        Patrick D. O'Brien—Director.    Mr. O'Brien has served on our board of directors since our IPO in October 2016. Since September 2011, Mr. O'Brien has served as an advisor to PRL and, since July 2012, Mr. O'Brien has served as a board member of, and advisor to Elk Meadows Energy Corporation, a private oil and gas exploration and production company. From 2003 until 2010, Mr. O'Brien served as

CEO of American Oil & Gas, which was acquired by Hess Corporation. Mr. O'Brien co-founded Tower Colombia Corporation in 1995 and served as its CEO and President. He co-founded Tower Energy Corporation in 1984 and Tower Drilling Company in 1980. In 1980, he joined Montana Power Company as Senior Petroleum Engineer with the responsibility for design, long-range planning and performance economics for its exploration and development programs. He joined the Colorado Interstate Gas Company in 1974, where he was responsible for the design, acquisition and development of company-owned gas storage fields. Mr. O'Brien began his career in the oil and gas industry with the Dowell Division of Dow Chemical Company, where he engineered and supervised all phases of well stimulation and cementing. He has over 30 years of experience working the DJ Basin and the Powder River Basin. Mr. O'Brien received his BS in Petroleum Engineering from the Montana Tech. We believe that Mr. O'Brien's extensive experience in the oil and gas industry generally and in our geographic area of operation specifically qualifies him for service on our board of directors.

        Wayne W. Murdy—Director.    Mr. Murdy has served on our board of directors since December 2016. Since June 2009, Mr. Murdy has also served as a director of BHP Billiton Limited and BHP Billiton Plc, a multinational mining, metals and petroleum company. Prior to that, Mr. Murdy served as Chief Executive Officer of Newmont Mining Corporation from 2001 to 2007, where he also served as Chairman from 2002 to 2007. Mr. Murdy is also a former Chairman of the International Council on Mining and Metals, a former Director of the U.S. Mining Association and a former member of the Manufacturing Council of the U.S. Department of Commerce. Mr. Murdy has previously served as a director of Weyerhaeuser Company and Qwest Communications International Inc. Mr. Murdy received his BS in Business Administration from California State University at Long Beach. We believe that Mr. Murdy's extensive experience in the oil and gas industry as well as his financial and corporate finance experience qualify him for service on our board of directors.

        Donald L. Evans—Director.    Mr. Evans has served on our board of directors since December 2016. Mr. Evans currently serves as a Senior Partner and Principal at Quintana Capital Group, L.P., where he has served since December 2006, and as a Senior Advisor at Energy Capital Partners, where he has served since July 2006. From February 2010 to March 2014, Mr. Evans served as a director of Genesis Energy LLC. Prior to that, Mr. Evans served as Secretary of Commerce of the United States Department of Commerce from 2001 to 2005 and served as the Chief Executive Officer at the Financial Services Forum from June 2005 to 2007. Mr. Evans currently serves as the Non-Executive Chairman at Energy Future Holdings Corp. where he has served since October 2007, and as a director at Energy Future Intermediate Holding Company LLC. Mr. Evans is currently the Chairman of the George W. Bush Foundation and has previously served as the Chairman of the Board of Regents of the University of Texas System. Mr. Evans received his BS in Mechanical Engineering and M.B.A. from the University of Texas in Austin. We believe that Mr. Evans' extensive experience serving as a director and his extensive financial experience in both the public and private sector qualify him for service on our board of directors.

MEETINGS AND COMMITTEES OF DIRECTORS

        The Board of Directors held three meetings since the Company's initial public offering in October 2016. During 2016, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

        Executive Sessions.    The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or other members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The Lead Director presides at these meetings and provides the Board of Directors' guidance and feedback to our management team. The Board of Directors designated Peter A. Leidel as the Lead Director in March 2017.

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee.

        The Board of Directors and each Committee of the Board of Directors expects to meet a minimum of four times per calendar year in 2017 and future years.

        Audit Committee.    The members of the Audit Committee are Messrs. Chronister, Leidel, Evans and Murdy and Mr. Murdy serves as Chairman of the Audit Committee. The Audit Committee held two meetings since the Company's initial public offering in October 2016. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Report" included herein and also in the "Audit Committee Charter" that is posted on the Company's website at www.extractionog.com.

        Compensation Committee.    Responsibilities of the Compensation Committee, which are discussed in detail in the "Compensation Committee Charter" that is posted on the Company's website at www.extractionog.com, include among other duties, the responsibility to:

  •
  review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company's executive officers and directors;

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  review and discuss with the Company's management the Compensation Discussion and Analysis included in this Proxy Statement;

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  once required, produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K included in this Proxy Statement;

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  otherwise discharge the Board's responsibilities relating to compensation of the Company's executive officers and directors; and

  •
  perform such other functions as the Board may assign to the Committee from time to time.

        The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board of Directors, consultants or advisors and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with the Company's Chief Executive Officer when evaluating the performance of, and setting the compensation for, the Company's executive officers other than the Chief Executive Officer.

        The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, "Committee Advisors"), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities.

        The members of the Compensation Committee are Messrs. Chronister, Leidel and O'Brien and Mr. Chronister serves as the Chairman of the Compensation Committee. The Compensation Committee did not hold any meetings between the Company's initial public offering in October 2016 through the end of 2016.

        Nominating and Governance Committee.    The Nominating and Governance Committee advises the Board, makes recommendations regarding appropriate corporate governance practices and assists the Board in implementing those practices. The Nominating and Governance Committee further assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and by recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the "Corporate Governance" and "Stockholder Proposals; Identification of Director Candidates" sections included herein and also in the "Nominating and Governance Committee Charter" that is posted on the Company's website at www.extractionog.com.

        The members of the Nominating and Governance Committee are Messrs. Chronister, Erickson, Leidel, O'Brien, and Murdy and Mr. Leidel serves as Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee did not hold any meetings between the Company's initial public offering in October 2016 through the end of 2016.

        Executive Committee.    The executive committee is responsible for assisting the Board and the Audit Committee in fulfilling their oversight responsibilities with respect to the annual review of our oil and natural gas reserves and of any independent qualified reserves consultant. The Executive Committee has adopted a charter that is posted on the Company's website at www.extractionog.com.

        The members of the executive committee are Messrs. Erickson, Leidel, O'Brien, Evans and Owens and Mr. O'Brien serves as Chairman of the Executive Committee.

EXECUTIVE COMPENSATION

Named Executive Officers

        We are currently considered an emerging growth company for purposes of the SEC's executive compensation disclosure rules. Accordingly, our compensation disclosure obligations are more limited and extend only to the individuals serving as our chief executive officer and our two other most highly compensated executive officers (our "Named Executive Officers"). For the fiscal year ended December 31, 2016, our Named Executive Officers were:

Name	Principal Position
Mark A. Erickson	Chief Executive Officer and Chairman
Matthew R. Owens	President and Director
Russell T. Kelley, Jr.	Chief Financial Officer

2016 Summary Compensation Table

        The following table summarizes the compensation awarded to, earned by, or paid to our Named Executive Officers for the fiscal years ended December 31, 2016, 2015 and 2014.

        During the years prior to the completion of the IPO, our Named Executive Officers performed services both for us and for other business segments operated by Holdings, and the aggregate compensation paid to those Named Executive Officers has been in recognition of all services provided. Since 2016, 100% of the services of our Named Executive Officers have been allocated to us. For 2014 and 2015, the amounts set forth in the table below reflect only the portion of such aggregate compensation received by the Named Executive Officers relating to services provided to us. For 2016, the amounts set forth reflect 100% of compensation received by the Named Executive Officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Mark A. Erickson	2016	417,339	1,012,500	14,891,303	10,125,000	—	26,446,142
(Chief Executive Officer)	2015	228,750	381,250	—	—	—	610,000
	2014	255,000	255,000	2,650,180		—	3,160,180
Matthew R. Owens	2016	417,339	900,000	14,891,303	10,125,000	12,000	26,345,642
(President)	2015	251,250	418,750	—	—	10,050	680,050
	2014	277,500	277,500	1,920,375		21,497	2,496,872
Russell T. Kelley, Jr.	2016	417,339	900,000	11,426,600	10,125,000	12,000	22,880,939
(Chief Financial Officer)	2015	264,000	440,000	—	—	10,560	714,560
	2014	142,500	285,000	3,149,250		4,275	3,581,025

(1)
For 2016, this column reflects 100% of the base salary received by each Named Executive Officer. In April 2016, our board of directors increased the base salary of each of our Named Executive Officers to $400,000, retroactive to January 1, 2016 in order to support the Company's efforts to remain competitive and retain executive talent. In determining the amount of the increase in base salary, each Named Executive Officer's service to us was evaluated with respect to the same factors that have historically been used to evaluate base salary increases. In connection with our IPO, the base salaries of our Named Executive Officers were increased to $450,000 to reflect the increased level of service required to lead a public company. For additional information regarding base salary, see "Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year-End—Base Salary". For 2014 and 2015 this column reflects only the aggregate compensation received that is attributable to services performed for us. For 2015 this portion of aggregate compensation was estimated as 76% for Mr. Erickson, 84% for Mr. Owens, and 88% for

  Mr. Kelley. For 2014, this portion of aggregate compensation was estimated as 85% for Mr. Erickson, 93% for Mr. Owens, and 95% for Mr. Kelley. Mr. Kelley joined Extraction on June 30, 2014, so the amount included in this column for 2014 reflects a pro-rated annual base salary for the months of service to us.

(2)
For 2016, this column reflects the amounts awarded pursuant to our discretionary annual cash bonus program, which were paid in March 2017. For 2014 and 2015, this column reflects the portion relating to services performed for us of the aggregate amounts received pursuant to our discretionary annual cash bonus program, which were paid on April 28, 2016 and May 1, 2015, respectively. For 2015, the portion of the aggregate discretionary bonus received in 2016 by each Named Executive Officer relating to services performed for us in 2015 was estimated as 76% for Mr. Erickson, 84% for Mr. Owens, and 88% for Mr. Kelley. For 2014, the portion of the aggregate discretionary bonus received in 2015 by each Named Executive Officer relating to services performed for us in 2014 was estimated as 85% for Mr. Erickson, 93% for Mr. Owens, and 95% for Mr. Kelley.

(3)
Amounts reported in this column for 2016 represent the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). For restricted unit awards (RUAs) granted under the Holdings 2014 Membership Unit Incentive Plan, the amounts shown are based on the grant date fair value of an RUA on September 23, 2016, the date of grant, which was $5.84. For restricted stock units (RSUs) granted under the Extraction Oil & Gas, Inc. 2016 Long-Term Incentive Plan, the amounts shown are based on the closing price of our common stock on October 17, 2016, which was $21.51. For 2014, amounts reported represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for RUAs, adjusted to reflect the estimated portion of each Named Executive Officer's aggregate services that were rendered to us during the year.

Amounts in this column do not correspond to the actual value that will be recognized by the executive. See "Note 11—Unit and Stock-Based Compensation" to the financial statements in our Annual Report on Form 10-K relating to fiscal year 2016 for additional detail regarding assumptions underlying the value of these awards. Pursuant to SEC rules, the amounts shown in the table above for the RUAs and RSUs exclude the effect of estimated forfeitures.

(4)
For 2016, this column represents the aggregate grant date fair value of nonstatutory stock option awards granted during the year under the Extraction Oil & Gas, Inc. 2016 Long-Term Incentive Plan, calculated based on a per option value of $6.75, as determined in accordance with FASB ASC Topic 718 using the Black-Scholes options-pricing model.

For 2015, the Named Executive Officers received a grant of incentive units (described below) under the Second Amended and Restated Limited Liability Company Agreement of Holdings (the "Holdings LLC Agreement"). We believe that, despite the fact that incentive units do not require the payment of an exercise price, they are most similar economically to stock options, and as such they are properly classified as "options" under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an "option-like feature." Amounts reported in this column reflect a grant date fair value determined in accordance with FASB ASC Topic 718 of $0. Because the performance conditions related to these awards were not deemed probable at the time of grant in 2015, no amounts have been reported in 2015 for purposes of this table. These awards do not have maximum payout levels.

Amounts in this column do not correspond to the actual value that will be recognized by the executive. See "Note 11—Unit and Stock-Based Compensation" to the financial statements in our Annual Report on Form 10-K relating to fiscal year 2016 for additional detail regarding assumptions underlying the value of these awards and for a description of their accounting treatment under FASB ASC Topic 718, including the liability treatment of the incentive units granted in 2015.

(5)
Amounts reported in the "All Other Compensation" column for 2016 reflect a car allowance provided to Mr. Owens and Mr. Kelley. For 2015 and 2014, this column includes an adjusted amount of the car allowance provided to the Named Executive Officers as well as any employer matching contributions provided under our 401(k) plan, in each case reflecting the estimated allocable portion of compensation that relates to services performed for us.

Outstanding Equity Awards at Fiscal Year-End

        The following table reflects information regarding outstanding equity-based awards that were held by our Named Executive Officers as of December 31, 2016. The amounts shown in the following table for Stock Awards represent restricted stock units and the amounts shown in the table for Option Awards represent nonstatutory stock options, both granted to our Named Executive Officers pursuant to the Extraction Oil & Gas, Inc. 2016 Long Term Incentive Plan in connection with the IPO. For additional information, see the discussion below under "Long-Term Incentive Compensation."

	Options Awards					Stock Awards
	Date of Grant	Number of Securities Underlying Unexercised Options, Exercisable(1) (#)	Number of Securities Underlying Unexercised Options, Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Mark A. Erickson	10/11/2016	0	1,500,000	19.00	10/11/2026	10/17/2016	500,000	10,020,000
Matthew R. Owens	10/11/2016	0	1,500,000	19.00	10/11/2026	10/17/2016	500,000	10,020,000
Russell T. Kelley, Jr.	10/11/2016	0	1,500,000	19.00	10/11/2026	10/17/2016	500,000	10,020,000

(1)
Amounts in this column represent nonstatutory stock options granted pursuant to the terms of the Extraction Oil & Gas, Inc. 2016 Long-Term Incentive Plan. The options become exercisable in equal annual installments on each of the first, second and third anniversaries of the date of grant. The treatment of these awards upon certain termination and change in control events is described below under "Additional Narrative Disclosure—Potential Payments Upon a Termination or Change in Control."

(2)
The restricted stock units reported in this column were granted pursuant to the terms of the Extraction Oil & Gas, Inc. 2016 Long-Term Incentive Plan and are subject to time-based vesting conditions, with 25% vesting on each of the first and second anniversaries of the date of grant, and the remaining 50% vesting on the third anniversary of the date of grant. The treatment of these awards upon certain termination and change in control events is described below under "Additional Narrative Disclosure—Potential Payments Upon a Termination or Change in Control."

(3)
Amounts in this column are calculated using a value of $20.04 per restricted stock unit, which was the closing price of one share of our common stock as of December 30, 2016, the last trading day of the year.

Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year-End

Employment Agreements

        We have historically not had any formal employment agreements in place with our Named Executive Officers. However, in connection with the IPO, our Named Executive Officers entered into employment agreements with us, effective as of October 11, 2016, to reflect each executive's role with us going forward as a public company. Under these new employment agreements, each of our Named Executive Officers is entitled to a certain level of base salary, minimum target annual bonus, and expected minimum target annual performance-based equity grants, as well as certain severance benefits upon a qualifying termination of employment. The employment agreements include customary restrictive covenants, including those precluding the executives from soliciting employees or competing with us for a period of two years following termination of employment. See "Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control" below for further details regarding the payments that our employment agreements provide the Named Executive Officers upon a termination of employment or a change in control.

Base Salary

        Each Named Executive Officer's base salary is a fixed component of compensation for each year for performing specific job duties and functions. Historically, our board of directors has established the annual base salary rate for each of the Named Executive Officers at a competitive level, subject to periodic review, in consultation with management. Any adjustments to the base salary rates of the Named Executive Officers have been based upon consideration of any factors that our board of directors deems relevant, including but not limited to: (a) any increase or decrease in the executive's responsibilities, (b) the executive's job performance, and (c) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of our board of directors and our Chief Executive Officer. In April 2016, our Board increased our Named Executive Officers' base salary to $400,000, retroactive to January 1, 2016, in order to support the Company's efforts to remain competitive and retain top executive talent. The board of directors evaluated each Named Executive Officer's service to us with respect to the factors historically used by our board of directors to determine salary increases, including the factors described above. In connection with the IPO, we entered into employment agreements with our Named Executive Officers that provide for a minimum annual base salary of $450,000. This amount reflects the increased responsibilities our executives are expected to assume as a result of us becoming a public company. Base salary amounts under the employment agreements will be subject to increases from time to time in the sole discretion of our board of directors or a committee thereof. There were no changes in base salary for our Named Executive Officers from 2014 to 2015, and the different amounts reflected in the Summary Compensation Table for these years is attributable to the reduced allocable share of services that our Named Executive Officers provided to us, relative to their services performed for Holdings.

Annual Bonus

        Historically, we have maintained a fully discretionary bonus program. Following the close of a fiscal year, our board has previously determined the amount, if any, of the discretionary annual bonuses awarded to each of our Named Executive Officers after careful review of our performance over the course of the preceding fiscal year. Items that have been taken into account during this subjective assessment have included, but were not limited to, reserves growth, production growth, and our financial performance as measured by EBITDA. There were no performance metrics or formulas used to calculate the amounts of bonuses paid although the bonus guideline percentage of salary was considered in the board's determination.

        Following the closing of the IPO, our Chief Executive Officer has been working with our board of directors to establish an annual bonus program for our employees for future years. No decisions regarding our future annual bonus program have been made at this time. However, under new employment agreements we have entered into with our Named Executive Officers, annual bonuses will be based on criteria determined in the discretion of our board or a committee thereof, with a target bonus payment at planned or targeted levels of performance equal to a specific percentage of each Named Executive's annual base salary, which is a minimum of 150% for Mr. Erickson and 100% for each of Messrs. Owens and Kelley, and with final determination of annual bonus payments made by our board of directors or a committee thereof.

Long-Term Incentive Compensation

  Restricted Unit Awards (RUAs)

        Long-term incentives were historically granted to our Named Executive Officers through grants of restricted unit awards, or RUAs, pursuant to the Holdings 2014 Membership Unit Incentive Plan (the "Incentive Plan"). These equity-based awards were subject to time-based vesting requirements, as well as accelerated vesting upon the occurrence of a termination of employment in connection with a change of control. The RUAs granted in 2014 to each of the Named Executive Officers were designed to vest in three annual installments, as follows: 25% on each of the first and second anniversaries of the date of grant and 50% on the third anniversary of the date of grant; however, vesting was required to be fully accelerated if the award-holder's service with Holdings was terminated as a result of a "change of control" (as defined below under "Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control") occurring prior to the satisfaction of this time-based vesting schedule. Any unvested RUAs were forfeited without consideration upon the holder's termination of employment or service. In 2016, our Named Executive Officers were granted 1,531,542 RUAs (which consisted of 708,271 RUAs for each of Mr. Erickson and Mr. Owens, and 115,000 RUAs for Mr. Kelley) in connection with the IPO, subject to the same vesting and forfeiture restrictions that applied under the previously granted RUAs (the "2016 RUAs"). Our IPO constituted a change of control under all RUAs, including the 2016 RUAs.

  Incentive Units (Profits Interests)

        In 2015, Holdings granted to each of the Named Executive Officers Incentive Units, which were profits interests representing an interest in the future profits (once a certain level of proceeds had been generated) of Holdings and granted pursuant to the Holdings LLC Agreement. These profits interests (the "Incentive Units") represented interests in Holdings that had no value for tax purposes on the date of grant and were designed to gain value only after the underlying assets had realized a certain level of growth and return to those individuals who held certain classes of Holdings' equity. The Incentive Units were intended to provide the holders with the ability to benefit from the growth of Holdings, including the growth in our operations and business.

        The Incentive Units were divided into three tiers. A potential payout for each tier would occur only after a specified level of cumulative cash distributions had been received by members that had made capital contributions to us, as further described below. Tier I, II, and III Incentive Units were designed to vest in three annual installments (25% on each of the first two anniversaries of the date of grant, and 50% on the third anniversary, with the second and third installments vesting on a monthly basis as described above) although vesting would be fully accelerated upon the occurrence of a "change of control" (as defined below under "Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control") occurring prior to the time-based vesting becoming satisfied. The difference between a vested and unvested Incentive Unit was that once vested, in the event that the executive's employment terminated other than for "cause" (defined below), the executive would retain all vested profits interests awards as non-voting interests. Any unvested profits interests would be forfeited without consideration upon the holder's termination of employment or service, except in the event of certain qualifying terminations of employment, for which accelerated vesting was provided, as described below.

        Under the Holdings LLC Agreement, the Tier I, Tier II and Tier III Incentive Units were entitled to 15%, 20% and 30%, respectively, of future distributions to members only after equity owners had received certain cumulative levels of distributions in respect of their membership interests.

        As used in the paragraphs above, a "capital contribution" to Holdings generally meant, for any member thereof, the dollar amount of any cash and the fair market value of any property or services contributed to Holdings.

        See "Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control" below for details regarding treatment of Incentive Units and RUAs upon a termination of employment or a change in control.

  Treatment of Incentive Units and RUAs in Connection with the IPO

        In connection with the IPO, all outstanding Incentive Units and RUAs were accelerated and all of Holdings' outstanding equity interests, including the Incentive Units and the RUAs, but excluding the Series A Preferred Units (which were redeemed in connection with the IPO) and the Series B Preferred Units (which were converted into shares of our Series A Preferred Stock) were exchanged for shares of our common stock in connection with the merger of Holdings with and into us, calculated using an implied equity valuation for us based on the initial public offering price set forth on the cover of the IPO prospectus. The aggregate number of shares issued to the Existing Owners were not contingent upon the initial public offering price; however, the allocation of shares of our common stock amongst our existing owners, including with respect to the outstanding RUAs and Incentive Units held by our Named Executive Officers, was determined based on the 10-day volume weighted average price of our common stock immediately following the closing of the IPO. In accordance with the above allocation mechanism, Messrs. Erickson, Owens and Kelley each received 818,047; 518,576 and 478,947 shares of common stock, respectively, with respect to the RUAs they held in Holdings (including the 2016 RUAs that were granted prior to the offering) and 3,261,566; 3,261,561 and 2,536,770 shares of our common stock, respectively, with respect to the Incentive Units they held in Holdings.

        Following the closing of the IPO, our executive officers no longer receive, pursuant to the Incentive Plan or the Holdings LLC Agreement, additional long-term incentive compensation for services rendered to us or our subsidiaries; rather, any such long-term incentive compensation will be awarded to our Named Executive Officers pursuant to the long-term incentive plan that our board of directors adopted in connection with the IPO, as described in the succeeding paragraphs below.

  Long-Term Incentive Plan

        Our board of directors has adopted, and our equityholders approved, the Extraction Oil & Gas, Inc. 2016 Long-Term Incentive Plan (the "Plan"), pursuant to which employees, consultants, and directors of our company and its affiliates performing services for us, including our named executive officers, are eligible to receive awards. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards, and performance awards intended to align the interests of participants with those of our stockholders. The following description of the Plan is a summary of the material features of the Plan. This summary is qualified in its entirety by reference to the Plan, a copy of which was filed as Exhibit 4.4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 14, 2016.

        Administration.    The Plan is administered by our board of directors, or a committee thereof (the "Plan Administrator"). The Plan Administrator has the authority to, among other things, designate eligible persons as participants under the Plan, determine the type or types of awards to be granted to eligible persons, determine the number of shares of our common stock to be covered by awards, determine the terms and conditions applicable to awards and interpret and administer the Plan. The Plan Administrator may terminate or amend the Plan at any time with respect to any shares of our common stock for which a grant has not yet been made. The Plan Administrator also has the right to alter or amend the Plan or any part of the Plan from time to time, including increasing the number of shares of our common stock that may be granted, subject to stockholder approval as required by any exchange upon which our common stock is listed at that time. However, no change in any outstanding award may be made that would materially and adversely affect the rights of the participant under the award without the consent of the participant.

        Number of Shares.    Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, the number of shares available for delivery pursuant to awards granted under the Plan will not exceed 20,200,000 shares of our common stock. There is no limit on the number of awards that may be granted and paid in cash. Shares subject to awards under the Plan that are canceled, forfeited, exchanged, settled in cash or otherwise terminated, including shares withheld to satisfy exercise prices or tax withholding obligations, will again be available for awards under the Plan. The shares of our common stock to be delivered under the Plan will be made available from authorized but unissued shares, shares held in treasury, or previously issued shares reacquired by us, including by purchase on the open market.

        Stock Options.    A stock option, or option, is a right to purchase shares of our common stock at a specified price during specified time periods. It is anticipated that options will have an exercise price that may not be less than the fair market value of our common stock on the date of grant. Options granted under the Plan can be either incentive options (within the meaning of section 422 of the Code), which have certain tax advantages for recipients, or non-qualified options. No option will have a term that exceeds ten years.

        Stock Appreciation Rights.    A stock appreciation right is an award that, upon exercise, entitles a participant to receive the excess of the fair market value of our common stock on the exercise date over the grant price established for the stock appreciation right on the date of grant. Such excess will be paid in a form (cash, shares of our common stock, etc.) determined by the Plan Administrator. It is anticipated that stock appreciation rights will have a grant price that may not be less than the fair market value of our common stock on the date of grant.

        Restricted Stock.    A restricted stock grant is an award of common stock that vests over a period of time and, during such time, is subject to transfer limitations, a risk of forfeiture, and other restrictions imposed by the Plan Administrator, in its discretion. Except as otherwise provided under the terms of the Plan or an award agreement, during the restricted period, a participant will have rights as a stockholder, including the right to vote the common stock subject to the award and to receive cash dividends thereon (which may, if required by the Plan Administrator, be subjected to the same vesting terms that apply to the underlying award of restricted stock).

        Restricted Stock Units.    A restricted stock unit is a notional share that entitles the grantee to receive shares of our common stock, cash or a combination thereof, as determined by the Plan Administrator, at or some future date following the vesting of the restricted stock unit.

        Bonus Stock Awards.    A bonus stock award is a transfer of unrestricted shares of our common stock on terms and conditions determined by the Plan Administrator. The Plan Administrator will determine any terms and conditions applicable to grants of common stock, including performance criteria, if any, associated with a bonus stock award.

        Dividend Equivalents.    Dividend equivalents entitle a participant to receive cash, common stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of our common stock, or other periodic payments at the discretion of the Plan Administrator. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than an award of restricted stock or a bonus stock award).

        Other Stock-Based Awards.    Other stock-based awards are award denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our common stock.

        Substitute Awards.    Substitute awards may be granted under the Plan in substitution for similar awards held for individuals who become eligible persons as a result of a merger, consolidation, or acquisition of another entity (or the assets of another entity) by or with us or one of our affiliates.

        Performance Awards and Annual Incentive Awards.    A performance award is a right to receive all or part of an award granted under the Plan based upon performance conditions specified by the Plan Administrator. The Plan Administrator will determine the period over which certain specified company or individual goals or objectives must be met. An annual incentive award is an award based on a performance period of the fiscal year and is also conditioned on one or more performance standards. The performance or annual incentive award may be paid in cash, common stock, other awards or other property, in the discretion of the Plan Administrator.

        One or more of the following business criteria as applied to us on a consolidated basis, and/or to our subsidiaries, divisions, businesses or geographical units (except with respect to the total stockholder return, change in fair market value of our common stock, and earnings per share criteria) will be used by the Plan Administrator in establishing performance conditions for performance awards granted to covered employees that are intended to satisfy the requirements for "performance-based compensation" within the meaning of section 162(m) of the Code: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow from operations; (5) cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction or management; (21) market share; (22) change in the Fair Market Value of the Stock; (23) operating income; (24) enterprise value; (25) reserve volumes, present value of reserves, or PV-10; (26) top level production volumes; (27) finding and development costs or production costs per BOE; (28) net production (BOE/d); (29) lease operating expenses; (30) number of drilling locations; and (31) any of the above goals determined on a basic or adjusted basis, or on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Plan Administrator, including but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.

        Tax Withholding.    The Plan Administrator will determine, in its sole discretion, the form of payment acceptable to satisfy a participant's obligations with respect to withholding taxes and other tax obligations relating to an award, including, without limitation, the delivery of cash or cash equivalents, common stock (including previously owned shares, net settlement, broker-assisted sale or other cashless withholding or reduction of the amount of shares of our common stock otherwise issuable or delivered pursuant to the award), other property or any other legal consideration that the Plan Administrator deems appropriate.

        Merger, Recapitalization, or Change in Control.    If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Plan Administrator to the shares available under the Plan and the shares subject to awards granted under the Plan. The Plan Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the exercisability of options or SARs, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Plan Administrator feels is appropriate in light of the transaction.

        Termination of Employment or Service.    The consequences of the termination of a participant's employment, consulting arrangement, or membership on the board of directors will be determined by the Plan Administrator in the terms of the relevant award agreement.

        In connection with the closing of the IPO, we granted stock options to our Named Executive Officers. On October 11, 2016, Messrs. Erickson, Owens and Kelley each received an award of options to purchase 1,500,000 shares. The options vest ratably in three equal annual tranches on the first, second and third anniversaries of the date of grant. We also made grants of restricted stock units to certain key employees (including our Named Executive Officers) in recognition of their increased efforts during the process of preparing for the IPO. Messrs. Erickson, Owens, and Kelley each received a grant of 500,000 restricted stock units. The restricted stock units vest over a period of three years, as follows: 25% on the first anniversary of the date of grant, 25% on the second anniversary, and 50% on the third anniversary. The options and the restricted stock units are subject to forfeiture pursuant to the terms of the applicable award agreements under which they were granted, as well as the terms of the Plan, or as otherwise provided in the employment agreements entered into with the Named Executive Officers, as described below in "Additional Narrative Disclosure—Potential Payments Upon Termination or Change of Control—Employment Agreements."

Other Compensation Elements

        We have historically offered participation in broad-based retirement and health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See "Additional Narrative Disclosure—Retirement Benefits" for more information. In addition, minimal perquisites have historically been provided to our Named Executive Officers, namely a car allowance. We expect that each of these benefits will continue to be provided to the Named Executive Officers.

Additional Narrative Disclosure

Retirement Benefits

        We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We provide matching contributions equal to 100% of the first 3% of employees' eligible compensation contributed to the plan and 50% of the next 2% of employees' eligible compensation contributed to the plan, for a total of 4% on the first 5% of eligible contributions. In March 2017, we increased the matching contribution to 100% of the first 6% of employee's eligible compensation contributed to the plan. However, none of our Named Executive Officers received any matching contributions with respect to services provided to us in 2016.

Potential Payments Upon Termination or Change in Control

  Employment Agreements

        As described above in "Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year-End—Employment Agreements," we entered into employment agreements (effective as of October 11, 2016) with each of our Named Executive Officers in connection with the IPO. The description of the new employment agreements set forth below is a summary of the material features of the agreements regarding potential payments upon termination or a change in control. This summary, however, does not purport to be a complete description of all the provisions of the agreements that we have entered into with the executives. This summary is qualified in its entirety by reference to the employment agreements, which were filed as Exhibits 10.4, 10.5 and 10.6 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2016.

        Under the terms of the new employment agreements, each Named Executive Officer is entitled to receive the following amounts upon a termination by the company for "cause" (as such term is defined below), upon a termination of employment by reason of death, disability, upon expiration of the term of the employment agreement, or upon the executive's termination without "good reason" (as such term is defined below): (a) payment of all accrued and unpaid base salary to the date of termination, (b) reimbursement of all incurred but unreimbursed business expenses to which the executive would have been entitled to reimbursement, and (c) benefits to which the executive is entitled under the terms of any applicable benefit plan or program (together the "Accrued Rights"). If the termination is due to death or disability, such Named Executive Officer will also be entitled to (x) a severance payment equal to one times the sum of the executive's base salary on the date of termination and the average annual bonus for the two prior calendar years and (y) accelerated vesting of any outstanding Plan awards.

        Under the terms of the new employment agreements, each Named Executive Officer is also entitled to receive the following amounts upon a termination by the executive for "good reason" (as such term is defined below) or by the company without "cause" (as such term is defined below) or upon our nonrenewal of the employment agreement: (a) the Accrued Rights; (b) any earned but unpaid annual bonus for the prior year; (c) a prorated annual bonus for the year of termination; (d) a severance payment equal to one and one-half times for our Chief Financial Officer and two times for each of our Chief Executive Officer and our President (two times and three times, respectively, in the event of a qualifying termination within the 12-month period following a "change in control" as such term is defined below) the sum of the executive's base salary on the date of termination and the average annual bonus for the two prior calendar years; (e) accelerated vesting of any outstanding Plan awards held by the executive as of the date of termination; and (f) continued coverage under our group health plan for any COBRA period (up to 18 months) elected for the executive and the executive's spouse and eligible dependents, at no greater premium cost than that which applies to our active senior executive employees.

        The following terms are defined under the new employment agreements for the Named Executive Officers, as described below:

  •
  "Cause" means a determination by our board of directors (the "Board") (or its delegate) that the executive (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the executive's duties with respect to us or any of our affiliates, (b) has failed without proper legal reason to substantially perform the executive's duties and responsibilities to us or any of our affiliates, (c) has materially breached any provision of the employment agreement, (d) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to us or any of our affiliates, or (e) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction). In order to terminate the executive's employment for Cause, the Board (or its delegate) must provide the executive with a written notice providing in reasonable detail the specific circumstances alleged to constitute Cause and the executive must not have cured or remedied the alleged Cause event (if susceptible to cure) in the Board's (or its delegate) good faith judgment within thirty (30) days after his receipt of such notice.

  •
  "Good Reason" means (a) a material diminution in the executive's base salary; (b) a material diminution in the executive's authority, duties, or responsibilities; (c) the involuntary relocation of the geographic location of the executive's principal place of employment by more than 50 miles from the location of the executive's principal place of employment as of the effective date of the employment agreement; or (d) a material breach by us of the employment agreement.

  •
  "Change in Control" generally means (a) a merger, consolidation, or sale of all or substantially all of our assets if (i) our stockholders do not continue to own at least 50% of the voting power of the resulting entity in substantially the same proportions that they owned our equity securities prior to the transaction or event or (ii) the members of our board immediately prior to the transaction or event do not constitute at least a majority of the board of directors of the resulting entity immediately after the transaction or event; (b) the dissolution or liquidation of the Company; (c) when any person, entity, or group acquires or gains ownership or control of more than 50% of the combined voting power of the outstanding securities of the company; or

    (d) as a result of or in connection with a contested election of directors, the persons who were members of our board immediately before such election cease to constitute a majority of the board.

        As described above, prior to the IPO, our Board accelerated the vesting of all outstanding Incentive Units and RUAs, including the 2016 RUAs, in light of the holders' efforts in accomplishing certain corporate transactions that occurred in connection with the IPO.

Director Compensation

        Our non-employee directors received compensation in 2016 as reflected in the following table:

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Marvin M. Chronister	25,048	1,613,250	1,638,298
Donald L. Evans	3,696	2,456,250	2,459,946
John S. Gaensbauer	17,826	806,625	824,451
Bryan R. Lawrence	—	—	—
Peter A. Leidel	22,394	2,688,750	2,711,144
Wayne W. Murdy	4,620	2,456,250	2,460,870
Patrick D. O'Brien	21,503	1,613,250	1,634,753

(1)
Mr. Lawrence ceased serving as a member of our board of directors on October 11, 2016. He received no compensation for service on our board during 2016.

(2)
Reflects the aggregate of the pro-rated annual retainer, committee membership retainers, and committee chair retainers (as applicable) earned by each of our directors pursuant to our non-employee director compensation program (as described below) for services performed during the period from the closing of the IPO through December 31, 2016.

(3)
Amounts reported in this column represent the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock units granted during 2016. The amounts shown are based on the closing price of our common stock on the applicable date of grant as follows: Messrs. Chronister, Gaensbauer, Leidel and O'Brien, $21.51 (October 17, 2016) and Mr. Evans and Mr. Murdy, $19.65 (December 15, 2016). The value ultimately received by the director may or may not be equal to the values reflected above. Amounts in this column do not correspond to the actual value that will be recognized by the executive. See "Note 11—Unit and Stock-Based Compensation" to the financial statements in our Annual Report on Form 10-K relating to fiscal year 2016 for additional detail regarding assumptions underlying the value of these awards. Pursuant to SEC rules, the amounts shown in the table above for the restricted stock units exclude the effect of estimated forfeitures.

In 2016, 125,000 restricted stock units were granted to each of Messrs. Leidel, Evans and Murdy, 37,500 restricted stock units were granted to Mr. Gaensbauer; and 75,000 restricted stock units were granted to each of Messrs. Chronister and O'Brien (the "2016 Awards"), all of which remained outstanding (and were the only equity awards outstanding for our non-employee directors) as of December 31, 2016.

Narrative Disclosure to Director Compensation Table

        Our board of directors believes that attracting and retaining qualified non-employee directors on a going-forward basis will be critical to the future value growth and governance of our company. Our board of directors also believes that the compensation package for our non-employee directors should require a portion of the total compensation to be equity-based to align the interests of these directors with our stockholders. Following the closing of the IPO, we implemented a new non-employee director compensation program to reflect the increased time and responsibility that being the director of a publicly traded company entails. Under this new program, our non-employee directors receive the following:

  •
  An annual retainer of $80,000;

  •
  No board or committee meeting fees;

  •
  Committee membership retainers of:

  •
  $7,500 for the audit committee,

  •
  $5,000 for the compensation committee, and

  •
  $4,000 for the governance/nominating committee;

  •
  Committee chair retainers of:

  •
  $20,000 for the audit committee,

  •
  $15,000 for the compensation committee, and

  •
  $8,000 for the governance/nominating committee;

  •
  Annual equity grants of restricted stock units with a fair market value at grant of $130,000; and

  •
  Lead director retainer of $15,000.

        In order to attract and retain qualified non-employee directors to our board, our non-employee directors received initial grants of restricted stock units in lieu of the first annual grant of equity-based awards in the following amounts as reflected in the Director Compensation Table, above: 125,000 restricted stock units for Messrs. Leidel, Evans and Murdy; 37,500 restricted stock units for Mr. Gaensbauer; and 75,000 restricted stock units for each of Messrs. Chronister and O'Brien, which grants were made to Messrs. Liedel, Chronister, Gaensbauer and O'Brien following the closing of the IPO and to Messrs. Evans and Murdy upon their appointment to the board.

        In connection with the IPO, all outstanding Incentive Units and RUAs were accelerated and all of Holdings' outstanding equity interests, including the Incentive Units and the RUAs, but excluding the Series A Preferred Units (which were redeemed in connection with the IPO) and the Series B Preferred Units (which were converted into shares of our Series A Preferred Stock) were exchanged for shares of our common stock in connection with the merger of Holdings with and into us, calculated using an implied equity valuation for us based on the initial public offering price set forth on the cover of the IPO prospectus. The aggregate number of shares issued to the Existing Owners were not contingent upon the initial public offering price; however, the allocation of shares of our common stock amongst our Existing Owners, including with respect to the outstanding RUAs held by Mr. Gaensbauer and Mr. O'Brien, was determined based on the 10-day volume weighted average price of our common stock immediately following the closing of the IPO. In accordance with the above allocation mechanism, Mr. Gaensbauer and Mr. O'Brien received 40,422 and 66,935 shares of common stock, respectively, with respect to the Incentive Units and RUAs they held in Holdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2016, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's "Corporate Governance Guidelines" cover the following principal subjects:

  •
  the size of the Board of Directors;

  •
  qualifications and independence standards for the Board of Directors;

  •
  director responsibilities;

  •
  service on other boards;

  •
  change in status;

  •
  the Chairman of the Board;

  •
  meetings of the Board and of independent directors;

  •
  Board interactions with external constituencies

  •
  committee functions and independence of committee members;

  •
  compensation of the Board of Directors;

  •
  self-evaluation and succession planning;

  •
  director orientation and continuing education;

  •
  director attendance at the annual board meeting of stockholders;

  •
  ethics and conflicts of interest (a copy of the current "Corporate Code of Business Conduct and Ethics" is posted on the Company's website at www.extractionog.com);

  •
  stockholder communications with directors; and

  •
  access to senior management and to independent advisors.

        The Corporate Governance Guidelines are posted on the Company's website at www.extractionog.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company's Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

        The NASDAQ Global Select Market ("NASDAQ") has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NASDAQ rules.

Board Leadership

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, independent directors consider the Board's leadership structure on an annual basis.

        The Board previously determined that the optimal Board leadership structure for us was served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Erickson. The Board determined that this leadership structure was optimal for us because it believed that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive, consistent and effective leadership. By meeting in executive sessions on a regular basis, the independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. In February 2017, the Nominating and Governance Committee, in connection with its annual review of the efficacy of the Board's leadership structure, determined to recommend to the Board that it designate Mr. Leidel as the independent lead director. The Board adopted the recommendation of the Nominating and Governance Committee at its March 2017 meeting and Mr. Leidel was appointed Lead Director of the Board. As Lead Director, Mr. Leidel is responsible for preparing an agenda for the meetings of the independent directors in executive session and for providing the independent directors' guidance and feedback to our management team.

Classified Board Structure

        In consultation with the Board, the Nominating and Governance Committee has determined that a classified board structure is appropriate for the Company. A classified board provides for stability, continuity and experience among our Board of Directors. In our industry in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a Board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company's business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company's long-term value and success. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Communications with the Board of Directors

        Stockholders or other interested parties can contact any director, any committee of the Board or our independent directors as a group, by writing to them c/o General Counsel, Extraction Oil & Gas, Inc., 370 17th Street, Suite 5300, Denver, Colorado 80202. Comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

        The Company's standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NASDAQ.

        The Board of Directors has assessed the independence of each non-employee director under the Company's guidelines and the independence standards of the NASDAQ. The Board of Directors affirmatively determined that each of Messrs. Chronister, Leidel, Murdy, and Evans, are independent.

        In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (a) Messrs. Chronister, Evans and Murdy, are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NASDAQ applicable to members of the Audit Committee and (b) Messrs. Chronister and Leidel, are independent under the standards set forth by the NASDAQ applicable to members of the Compensation Committee. Under the NASDAQ Market Rules and the Exchange Act, an issuer that has a registration statement covering an initial public offering of securities has one year to meet the requirement to have an Audit Committee, Nominating and Governance Committee and Compensation Committee consisting entirely of independent directors.

Financial Literacy of Audit Committee and Designation of Financial Experts

        The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in October 2016 or, if later, their respective dates of appointment to the Audit Committee. The Board of Directors determined that each of the Audit Committee members is financially literate and that Mr. Murdy and Mr. Chronister are each an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

        The Board of Directors as a whole oversees the Company's assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

  •
  oversees the long-term strategic plans of the Company and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

  •
  reviews management's capital spending plans, approves the Company's capital budget and requires that management present for Board review significant departures from those plans;

  •
  oversees management of the Company's commodity price risk through regular review with executive management of the Company's derivatives strategy;

  •
  monitors the Company's liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

  •
  has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

        The Company's Audit Committee is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company's significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company's independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company's risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

        The Board of Directors encourages all directors to attend the Annual Meetings, if practicable. We anticipate that all of our directors will attend the 2017 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 2017, by (a) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (b) each Named Executive Officer of the Company, (c) each director and director nominee of the Company and (d) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 370 17th Street, Suite 5300, Denver, Colorado 80202.

        All information with respect to the beneficial ownership of Common Stock has been furnished by or on behalf of the stockholders and is as of March 15, 2017. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 171,834,605 shares of common stock outstanding on March 15, 2017.

	Beneficial Ownership of Common Stock
	Number of Shares	Percentage of Class
5% Stockholders
YT Extraction Co Investment Partners, LP(1)	20,340,747	11.8%
Yorktown Energy Partners X, L.P.(2)	17,554,262	10.2%
FMR LLC(3)	11,277,798	6.5%
Bronco Investments (EQ), LLC(4)	10,510,377	6.1%
BlackRock Inc.(5)	9,957,333	5.8%
Directors and Named Executive Officers:
Mark A. Erickson(6)	4,158,411	2.4%
Matthew R. Owens(7)	3,411,328	2.0%
Russell T. Kelley, Jr(8).	2,871,309	1.7%
John S. Gaensbauer	77,922	*
Peter A. Leidel	125,000	*
Marvin M. Chronister	75,000	*
Patrick O'Brien	141,935	*
Wayne M. Murdy	125,000	*
Donald L. Evans	125,000	*
Executive Officers and Directors as a Group (11 total):	11,429,197	6.7%

(1)
YT Extraction Company LP is the sole general partner of YT Extraction Co Investment Partners, LP. YT Extraction Associates LLC is the sole general partner of YT Extraction Company LP. As a result, YT Extraction Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by YT Extraction Co Investment Partners, LP. YT Extraction Company LP and YT Extraction Associates LLC disclaim beneficial ownership of the common stock held by YT Extraction Co Investment Partners, LP in excess of their pecuniary interest therein. Peter A. Leidel is a manager of YT Extraction Associates LLC. Mr. Leidel disclaims beneficial ownership of the common stock held by YT Extraction Co Investment Partners, LP. The address for YT Extraction Co Investment Partners, LP is 410 Park Avenue, 19 Floor, New York, New York 10022.

(2)
Yorktown X Company LP is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company LP. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners X, L.P. Yorktown X Company LP and Yorktown X Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein. Mr. Leidel is a manager of Yorktown X Associates LLC. Mr. Leidel disclaims beneficial ownership of the common stock held by Yorktown Energy Partners X, L.P. The address for Yorktown Energy Partners X, L.P. is 410 Park Avenue, 19 Floor, New York, New York 10022.

(3)
Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting commons shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Pursuant to the Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 14, 2017, FMR LLC has sole voting power with respect to 3,106,159 shares and sole dispositive power with respect to 11,277,798 shares of Common Stock. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Bronco Investments (EQ), LLC is a Delaware limited liability company that is owned by certain investment funds affiliated with OZ Management LP, a Delaware limited partnership ("OZ Management"). OZ Management's sole general partner is Och-Ziff Holding Corporation ("OZHC"), a Delaware corporation, whose sole stockholder is Och-Ziff Capital Management Group LLC ("OZM"), a Delaware limited liability company. Each of OZ Management, OZHC, OZM and Daniel S. Och, in his capacity as the Chief Executive Officer of OZHC and the Chief Executive Officer, Chairman and an Executive Managing Director of OZM, may be deemed to be a beneficial owner of the common stock held by Bronco Investments (EQ), LLC. Pursuant to the Schedule 13G filed by Bronco Investments (EQ) LLC and its affiliates with the Securities and Exchange Commission on February 10, 2017, Bronco Investments II (EQ) LLC has shared voting power and shared dispositive power with respect to 6,191,950 shares of Common Stock, Bronco Investments (EQ) LLC has shared voting power and shared dispositive power with respect to 10,510,377 shares of Common Stock, and OZ Management, OZHC, OZM, and Daniel S. Och have shared voting power and shared dispositive power with respect to 16,702,327 shares of Common Stock. The address for Bronco Investments (EQ), LLC and its affiliates is 9 West 57th Street, 39th Floor, New York, New York 10019.

(5)
The registered holders of the referenced shares are funds and accounts managed by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, Jay Park, Sacha Bacro, David Trucano and other applicable portfolio managers, respectively as a managing directors of such entities, have voting and investment power over the shares held by the foregoing funds and accounts which are the registered holders of the referenced shares and units. Jay Park, Sacha Bacro, David Trucano and such other applicable portfolio managers expressly disclaim beneficial ownership of all shares and units held by such funds and accounts. Pursuant to the Sechedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 30, 2017, BlackRock Inc. has sole voting power and sole dispositive power with respect to 9,957,333 shares of Common Stock. The address of such funds and accounts, such investment adviser subsidiaries and Jay Park is 1 University Square Drive, Princeton, NJ 08540 and the address of such funds and accounts, such investment adviser subsidiaries and Sasha Bacro, David Trucano and such other applicable portfolio managers is 55 East 52nd Street, New York, NY 10055.

(6)
Includes 271,956 shares of common stock held by Jane M. Erickson, 2,046,449 shares of common stock held by MAE Investment Properties 2016, LLC, 271,957 shares of common stock held by JME Investment Properties 2016, LLC and 81 shares of common stock held by MAE Holdings 2011 LLC. Mr. Erickson has voting and dispositive power over these shares but disclaims beneficial ownership over these shares in excess of his pecuniary interest in these shares. MAE Investment Properties 2016, LLC and MAE Holdings 2011 LLC are entities owned by Mr. Erickson. Does not reflect 2,717,970 shares of common stock held by Extraction Employee Incentive, LLC, an entity in which Mr. Erickson owns a membership interest.

(7)
Includes 1,944,898 shares of common stock held by OFI Properties LLC. Mr. Owens has voting and dispositive power over these shares but disclaims beneficial ownership over these shares in excess of his pecuniary interest in these shares. OFI Properties LLC is an entity owned by Mr. Owens. Does not reflect 2,717,970 shares of common stock held by Extraction Employee Incentive, LLC, an entity in which Mr. Owens owns a membership interest.

(8)
Does not reflect 2,717,970 shares of common stock held by Extraction Employee Incentive, LLC, an entity in which Mr. Kelley owns a membership interest.

*
Less than 0.1%.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company's directors, officers and 10% holders of Common Stock complied with all filing requirements during 2016.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review of Related Party Transactions

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

  •
  any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        Our board of directors adopted a written related party transactions policy in connection with the IPO. Pursuant to this policy, our Audit Committee will review all material facts of all Related Party Transactions. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (b) the extent of the Related Person's interest in the transaction and (c) whether the transaction is material to the Company.

Historical Transactions with Affiliates

Equity Redemption

        On September 13, 2016, Holdings redeemed 1,195,472 units from two of our executive officers, Mark A. Erickson and Matthew R. Owens, with an aggregate value of approximately $7.8 million. On that same date, the executive officers used $5.6 million of the redemption value to settle in full and terminate their obligations under the promissory notes described below, including interest thereon.

Promissory Notes

        In May 2014, Holdings received full recourse promissory notes from two of our executive officers, Mark A. Erickson and Matthew R. Owens, under which Holdings advanced $5.4 million to the executive officers to meet their capital contributions. The promissory notes were due on May 29, 2021, or earlier in the event of termination or certain change in control events as stipulated in the individual promissory notes and any distributions of capital contributions are considered mandatory prepayments. The promissory notes had a stated interest rate of LIBOR plus 1% per annum. The promissory notes were recorded as a reduction of members' equity. On September 13, 2016, the promissory notes were repaid in full and all obligations thereunder were terminated.

Second Lien Notes

        Several lenders of our previously outstanding second lien notes (the "Second Lien Notes") also hold equity in us. Of the $430.0 million formerly outstanding on the Second Lien Notes as of June 30, 2016, such equity holding lenders held approximately $311.7 million. A portion of the proceeds of the 2016 Notes Offering was used to repay all of the outstanding borrowings and related premium, fees and expenses under our Second Lien Notes and terminate such notes.

2021 Notes

        Several of our equity holders are also owners of the 2021 Notes. As of the initial issuance of the $550.0 million principal amount on the Senior Notes, equity holders held approximately $168.5 million.

Repurchase of Units

        In May 2016, we repurchased 143,183 units from Keith Doss, our former Chief Accounting Officer, for $3.25 per unit for an aggregate purchase price of approximately $0.5 million. Mr. Doss retired from his role as our Chief Accounting Officer in May 2016.

Series B Preferred Units

        We issued an aggregate of $185.3 million in convertible preferred securities ("Series B Preferred Units") to fund a portion of the purchase price for the Bayswater Acquisition. Investment funds affiliated with OZ Management LP and Yorktown, which each hold greater than 5% of our equity interests, purchased $100.0 million and $5.0 million, respectively, of the Series B Preferred Units and other investors purchased the remaining amount. The Series B Preferred Units were entitled to receive a cash dividend of 10% per year, payable quarterly in arrears, and we had the ability to pay up to 50% of the quarterly dividend in kind. The Series B Preferred Units were converted in connection with the closing of the IPO into 185,280 shares of Series A Preferred Stock that are entitled to receive a cash dividend of 5.875% per year, payable quarterly in arrears, and we have the ability to pay such quarterly dividends in kind at a dividend rate of 10% (decreased proportionately to the extent such quarterly dividends are paid in cash).

Private Placement of Common Stock

        On December 15, 2016, we issued 25,041,041 shares of common stock, at a price of $18.25 per share, in a private placement of our common stock (the "Private Placement"). Entities affiliated with BlackRock Inc. and Fidelity Investments purchased an aggregate of 750,000 and 1,753,370 shares of common stock, respectively, for an aggregate purchase price of $13,687,500 and $31,999,002, respectively.

Existing Owners Registration Rights Agreement

        In connection with the closing of the IPO, we entered into a registration rights agreement (the "Existing Owners Registration Rights Agreement") with Yorktown's funds and certain of our existing equity holders. The Existing Owners Registration Rights Agreement provides for customary rights for these stockholders to demand that we file a resale shelf registration statement and certain piggyback rights in connection with the registration of securities. In addition, the agreement grants these stockholders customary rights to participate in certain underwritten offerings of our common stock that we may conduct.

  Demand Rights

        Subject to certain limitations, the equity holders party to the Existing Owners Registration Rights Agreement have the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of their shares of our common stock. We are required to provide notice of the request to certain other holders of our common stock who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we will not be obligated to effect a demand registration (a) on or before the date that is twelve months after the closing of the IPO, (b) on or before 180 days after any other registered underwritten offering of our equity securities, or (c) if we are not otherwise eligible at such time to file a registration statement on Form S-3 (or any applicable successor form).

  Piggyback Rights

        Subject to certain exceptions, if at any time we propose to register an offering of equity securities or conduct an underwritten offering, whether or not for our own account and subject to the ability of the holders of 75% of the shares to waive such a right, then we must notify the equity holders party to the Existing Owners Registration Rights Agreement of such proposal to allow them to include a specified number of their shares of our common stock in that registration statement or underwritten offering, as applicable.

  Conditions and Limitations; Expenses

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Existing Owners Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective.

Series A Preferred Registration Rights Agreement

        The Series B Preferred Units converted in connection with the closing of the IPO into 185,280 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In connection with the sale of the Series B Preferred Units, we entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the holders of the Series A Preferred Stock (the "Series A Preferred Holders") pursuant to which we agreed to file this shelf registration statement within 45 days of the closing of the IPO registering the sale of the shares of common stock issuable upon conversion of the Series A Preferred Stock. Additionally, subject to certain exceptions and limitations, the Series A Preferred Holders will have certain piggyback rights under such agreement, which will allow the holders the option to include a specified number of shares of common stock they receive following the conversion of their Series A Preferred Stock in any underwritten offering of our equity securities.

Private Placement Registration Rights Agreement

        In connection with the closing of the Private Placement, we and the purchasers entered into a Registration Rights Agreement, dated December 15, 2016 (the "Private Placement Registration Rights Agreement"). Pursuant to the Private Placement Registration Rights Agreement, we agreed to (a) file a Registration Statement on Form S-1 with the SEC no later than 30 days following the closing of the Private Placement (such filing date, the "Mandatory Shelf Filing Date") to register the shares sold in the Private Placement; provided, however, that if we have filed the registration statement on Form S-1 and subsequently becomes eligible to use Form S-3, we may elect, in our sole discretion, to (i) file a post-effective amendment to the registration statement converting such registration statement on Form S-1 to a registration statement on Form S-3 or (ii) withdraw the registration statement on

Form S-1 and file a registration statement on Form S-3; (b) use our commercially reasonable efforts to cause such resale registration statement to be declared effective under the Securities Act by the Commission as soon as reasonably practicable after the Mandatory Shelf Filing Date; and (c) use our commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the earlier of (i) the date when all of the shares covered by such registration statement have been sold, and (ii) the date on which all of the purchased shares cease to be registrable securities under the Private Placement Registration Rights Agreement.

Employees

        Mr. Troy Owens, brother of Mr. Matthew R. Owens, our President and a member of our Board of Directors, is employed by us as an engineer. Consistent with market compensation for his services, Mr. Troy Owens received approximately $165,000 in aggregate cash compensation relating to the fiscal year ended December 31, 2016. In addition, Mr. Troy Owens received certain long-term incentives during the same period in the form of restricted stock units that vest over a period of three years.

 PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has appointed PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. The audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2016 was completed by PwC on March 13, 2017.

        The Board of Directors is submitting the appointment of PwC for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment of that firm as the Company's auditors.

        However, the Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's auditors. The stockholders' ratification of the appointment of PwC does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by PwC, the Company's independent registered public accounting firm, for the last two fiscal years (in thousands):

	2016	2015
Audit Fees(1)	$2,088,238	$1,258,267
Audit-Related Fees	—	—
Tax Fees	65,000	123,412
All Other Fees	—	—
Total	$2,153,238	$1,381,679

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for (a) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (b) the filing of our registration statements for equity securities offerings, (c) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (d) accounting consultations.

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of PwC's audit, audit-related, tax and other services. For the year ended December 31, 2016, the Audit Committee pre-approved 100% of the services described above.

        The Company expects that representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

        Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, brokers have the discretion to vote if they do not receive voting instructions from the beneficial owner. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the auditors of the Company for the fiscal year ending December 31, 2017.

AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

        Under the NASDAQ Market Rules and the Exchange Act, an issuer that has a registration statement covering an initial public offering of securities has one year to meet the requirement to have an Audit Committee consisting entirely of independent directors. The Board of Directors has determined that Mr. Chronister and Mr. Murdy are independent, as defined in the NASDAQ Market Rules and Section 10A of the Exchange Act. Mr. Leidel is a member of Yorktown, an affiliate of the Company. By the first anniversary of our listing on the NASDAQ Global Select Market, we expect that Mr. Leidel will resign from the Audit Committee and be replaced with a new director, who is independent under NASDAQ Market Rules and Section 10A of the Exchange Act. The Board of Directors has determined that all current members are financially literate. In addition, Mr. Murdy and Mr. Chronister each qualify as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of October 11, 2016, which is reviewed annually.

        Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements and (c) the independence and performance of our auditors.

        The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board ("PCAOB").

        Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Audit Committee of the Board of Directors
Wayne W. Murdy, Chairman Peter A. Leidel, Member Marvin M. Chronister, Member Donald L. Evans, Member

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

        Any stockholder of the Company who desires to submit a proposal for inclusion in the Company's 2018 proxy materials must submit such proposal to the Company at its principal executive offices no later than December 7, 2017, unless the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days from May 4, 2017, in which case the proposal must be received at the Company's principal executive offices a reasonable time before the Company begins to print and mail its 2018 proxy materials. Any stockholder of the Company who desires to submit a proposal for action at the 2018 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials, must submit such proposal to the Company at its principal executive offices by the close of business between January 4, 2018, and February 3, 2018. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Bylaws (the "Bylaws").

        It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. oil and gas company; who exhibit sound judgment, intelligence, personal character and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

        While the Board of Directors does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

        In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management, to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

        The Nominating and Governance Committee will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2018 if that nomination is submitted in writing by the close of business, between January 4, 2018, and February 3, 2018, to Extraction Oil & Gas, Inc., 370 17th Street, Suite 5300, Denver, Colorado 80202, Attn: General Counsel. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

  •
  the name and address of the nominating stockholder, as they appear on the Company's books and of such beneficial owner, if any;

  •
  the nominee's name and address and other personal information;

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

  •
  a completed and signed questionnaire, representation and agreement, pursuant to the Company's Bylaws, with respect to each nominee for election or re-election to the Board; and

  •
  all other information required to be disclosed pursuant to the Company's Bylaws and Regulation 14A of the Exchange Act.

        Further, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

        The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

        Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

        In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Denver, Colorado, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

        A copy of our 2016 Annual Report on Form 10-K has been posted on the Internet at www.proxyvote.com along with this Proxy Statement and proxy materials to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2016 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

  Extraction Oil & Gas, Inc.
  370 17th Street, Suite 5300
  Denver, Colorado 80202
  Attention: General Counsel
  Or by calling: 720-557-8300

        The charters for our Audit, Compensation, and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, our Corporate Code of Business Conduct and Ethics and our Financial Code of Ethics are in the "Corporate Governance" section of our corporate website, which is www.extractionog.com, and are also available in print without charge upon written request to our General Counsel at the address above.

        Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (720) 557-8300.

        If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING

        The 2017 Annual Meeting of Stockholders will be held at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas, 77024.

If you would like to reduce the costs incurred by our company in mailing proxy 1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the election of the following directors. 1. Election of Directors Nominees For 0 0 0 For 0 Against 0 0 0 Against 0 Abstain 0 0 0 Abstain 0 A. Matthew R. Owens B. Wayne W. Murdy C. John S. Gaensbauer The Board of Directors recommends you vote FOR Proposal 2. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2017. (see reverse for instructions) Yes No Investor Address Line 3 John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000326347_1 R1.0.1.15 For address change/comments, mark here. 0 Please indicate if you plan to attend this meeting00 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 2 Investor Address Line 4 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 EXTRACTION OIL & GAS, INC. 370 17TH STREET, SUITE 5300 DENVER, CO 80202 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . EXTRACTION OIL & GAS, INC. Annual Meeting of Stockholders May 4, 2017 12:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Russell T. Kelley, Jr. and Eric J. Christ, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Common Stock of EXTRACTION OIL & GAS, INC. held of record by the undersigned on the record date, March 15, 2017, at the Annual Meeting of Stockholders of the Company to be held at The Houstonian Hotel, 111 N. Post Oak Lane, Houston, Texas 77024, on Thursday May 4, 2017 at 12:00 PM, CDT, and any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees in Item 1 and FOR Item 2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000326347_2 R1.0.1.15